Exhibit 99.1

NEWS RELEASE

GRAY ANNOUNCES PROPOSED $1.5 BILLION INCREMENTAL TERM LOAN AND

$500 MILLION REVOLVING CREDIT FACILITY;

UPDATES GUIDANCE FOR THIRD QUARTER 2021

Atlanta, Georgia – October 20, 2021. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) announced today that in connection with its pending acquisition of the Local Media Group of Meredith Corporation (“Meredith LMG”), Gray is proposing, subject to market and other conditions, to enter into an amendment and restatement of its existing senior credit facility (the “Senior Credit Facility”). Gray also announced updates to certain of its previously announced guidance for the third quarter of 2021, based on preliminary information available to date.

Comments on Proposed Senior Credit Facility Amendment and Incremental Loans:

Gray expects to amend its Senior Credit Facility through some or all of the following, which would:

•	Provide for an additional $1.5 billion seven-year incremental term loan under the Senior Credit Facility to finance, in part, the acquisition of Meredith LMG, and

•

Amend and restate certain terms of its revolving credit facility to increase borrowing capacity under the facility from $300 million to up to $500 million, which would consist of (i) a $425 million credit facility with five year commitments, and (ii) a $75 million credit facility with commitments expiring January 2, 2026.

We cannot provide any assurance about the timing, terms, or interest rate associated with the planned financing, or that the financing transactions will be completed.

Comments on Updated Third Quarter 2021 Guidance:

Gray initially issued guidance for third quarter 2021 on August 5, 2021. While Gray is continuing the process of finalizing its financial results for the third quarter of 2021, Gray today is updating its guidance on its estimated results of operations as set forth below. This updated guidance represents the most current information and estimates available to Gray as of the date of this release. We have not yet completed our normal financial closing and review process; therefore, these estimates are subject to change upon finalization. As a result, our actual results may be different and such differences could be material. Investors should exercise caution in relying on the information contained herein and should not draw any inferences from this information regarding financial or operating data that is not presented below.

	Updated Guidance
Selected operating data:	Low End Guidance for the Third Quarter of 2021	% Change From Third Quarter of 2020	High End Guidance for the Third Quarter of 2021	% Change From Third Quarter of 2020	Third Quarter of 2020

	(dollars in millions)
OPERATING REVENUE:
Broadcasting Revenue (less agency commissions)	$570	(4)%	$580	(2)%	$593
Total Revenue (less agency commissions)	$590	(2)%	$600	(1)%	$604
OPERATING EXPENSES
(before depreciation, amortization and gain on disposal of assets):
Broadcasting	$385	18%	$390	20%	$326
Production companies	$13	63%	$14	75%	$8
Corporate and administrative (1)	$30	100%	$35	133%	$15

(1)	Corporate and administrative expenses include approximately $11 million of transaction related expenses

Including the impact of our acquisition of Quincy Media, Inc. and related divestitures that occurred on August 2, 2021, our previous guidance range for broadcasting revenue was from $571 million to $581 million; our previous guidance range for broadcasting expenses was from $387 million to $390 million; our previous guidance range for production company expenses was from $12 million to $13 million, and our previous guidance range for corporate and administrative expenses was from $27 million to $30 million.

As of September 30, 2021, we currently expect to report approximately:

•	$322 million of cash on hand

•	$1,785 million principal amount of secured debt; and

•	$4,035 million principal amount of total debt (excluding unamortized deferred financing costs and premium).

We currently anticipate that our total leverage ratio, as defined under our Senior Credit Facility, measured on a trailing eight quarter basis, netting all cash on hand, and giving pro forma effect for all acquisitions completed through the date of this release, will be between 4.15 times and 4.20 times as of September 30, 2021.

The Company

Gray Television, headquartered in Atlanta, Georgia, is the largest owner of top-rated local television stations and digital assets in the United States. Upon the closing of its acquisition of Meredith Corporation’s local media group, Gray will become the nation’s second largest television broadcaster, with television stations serving 113 markets that reach approximately 36 percent of US television households. The pro forma portfolio includes 79 markets with the top-rated television station and 101 markets with the first and/or second highest rated television station according to Comscore’s audience measurement data. Gray also owns video program production, marketing, and digital businesses including Raycom Sports, Tupelo Honey, and RTM Studios, the producer of PowerNation programs and content and is the majority owner of Swirl Films.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact, and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control, include Gray’s ability to complete its pending acquisition of Meredith Corporation’s local media group or other pending transactions on the terms and within the timeframe currently contemplated, any material regulatory or other unexpected requirements in connection therewith, and other future events. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.gray.tv. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

Gray Contacts:

www.gray.tv

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333